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                                    WARRANT

                    EQUITY COMPRESSION SERVICES CORPORATION

                 (FORMERLY KNOWN AS HAWKINS ENERGY CORPORATION)

                            an Oklahoma Corporation
                                (the "Company")





                             To Purchase 8,000,000

                      Shares of the Company's Common Stock

                                   granted to

                                   HACL, LTD.





                               December 19, 1996


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                               TABLE OF CONTENTS


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                                                                                                                    PAGE NO.
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ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         EXERCISE OF WARRANT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.1  Manner of Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.2  When Exercise Effective . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 1.3  Delivery of Stock Certificates, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                          (a) Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                          (b) Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.4  Company to Reaffirm Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.5  Vesting of the Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                          (a) Compressor Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                          (b) Oil and Gas Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                          (c) Combination of Compressor Leases and Acquisitions of Oil and Gas Properties . . . . . .   5
                          (d) Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                          (e) Calculation of Leased Compressor Horsepower . . . . . . . . . . . . . . . . . . . . . .   6
                          (f) Acquisition of Compressor Leasing Companies . . . . . . . . . . . . . . . . . . . . . .   6
                          (g) Combining Producing Oil and Gas Properties and Compressor Leases Effected
                               Through Acquisitions of Companies  . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         ADJUSTMENT OF COMMON STOCK ISSUABLE UPON EXERCISE FOR
                 STOCK SPLITS, ETC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         CONSOLIDATION, MERGER, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 3.1  Consolidation, Merger, Sale of Assets, Reorganization, etc. . . . . . . . . . . . . . . . . . .   8
                 3.2  Assumption of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         OTHER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.1  No Dilution or Impairment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.2  Notices of Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 4.3  Availability of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 4.4  Reservation of Stock, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         RESTRICTIONS ON TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.1  Restrictive Legends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 5.2  Notice of Proposed Transfer; Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . .  12

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
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                 5.3 Termination of Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.1  Ownership of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.2  Office, Transfer and Exchange of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                          (a) Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                          (b) New Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 6.3  Replacement of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VIII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 8.1  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 8.2  No Rights or Liabilities as Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 8.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 8.4  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

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                          THE ISSUANCE OF THIS WARRANT AND THE ISSUANCE OF
                 SHARES OF COMMON STOCK UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF THE 1933, AS AMENDED, THE TEXAS SECURITIES ACT OR THE OKLAHOMA SECURITIES ACT. NEITHER THE RECORD OR THE BENEFICIAL OWNERSHIP OF SAID WARRANT OR SAID SHARES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SECURITIES UNDER SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES OR A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACTS OR RULES CONFIRMED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT UNDER SUCH ACTS OR RULES AND SUCH SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS.



                    EQUITY COMPRESSION SERVICES CORPORATION
                 (FORMERLY KNOWN AS HAWKINS ENERGY CORPORATION)

                                    Warrant

No. W-1                                                        December 19, 1996


         Equity Compression Services, Inc. (formerly known as Hawkins Energy Corporation) (the "Company"), an Oklahoma corporation, for value received, hereby certifies that HACL, Ltd., or registered assigns, is entitled to purchase from the Company eight million (8,000,000) duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, $0.01 par value (the "Common Stock") at any time or from time to time prior to 5:00 p.m., Houston time, on the Expiration Date, all subject to terms, conditions and adjustments set forth in this Warrant.

         This is one of the Warrants (the "Warrant") (such term to include any warrants issued in substitution therefor) originally issued pursuant to the Stock Purchase Agreement. The Warrants originally so issued evidence the right to purchase an aggregate of Eight Million (8,000,000) shares of Common Stock subject to adjustment as provided herein. Certain capitalized terms used in this Warrant are defined in Article VII; unless otherwise specified, references to an "Exhibit" mean one of the exhibits attached to this Warrant, references to an "Article" mean one of the articles in this Warrant, and references to a "Section" mean one of the sections of this Warrant.

                                   ARTICLE I

                              EXERCISE OF WARRANT

         Section 1.1 Manner of Exercise. This Warrant may be exercised by the holder hereof, in whole or in part as to any Vested Warrants, during normal business hours on any Business Day prior to the Expiration Date, by surrender of this Warrant to the Company at its office maintained pursuant to subdivision
(a) of Section 6.2, accompanied by a subscription in substantially the form attached to this Warrant (or a reasonable facsimile thereof) duly executed by such holder and accompanied by payment, in cash or by certified or official bank check payable to the order of the Company in the amount obtained by multiplying (a) the number of shares of Common Stock (without giving effect to any adjustment thereof) designated in such subscription by (b) the Exercise Price, and such holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) determined as provided in Articles II through IV; provided however, in no event will the Holder of this Warrant be entitle to exercise this Warrant as to any unvested Warrants.

         Section 1.2 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise as provided in Section 1.3 shall be deemed to have become the holder or holders of record thereof.

         Section 1.3 Delivery of Stock Certificates, etc. As soon as practicable after each exercise of this Warrant as to any Vested Warrants, in whole or in part, and in any event within five Business Days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the holder hereof, subject to Article V, as such holder (upon payment by such holder of any applicable transfer taxes) may direct, the following:

                 (a) Certificates. A certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Market Price per share on the Business Day next preceding the date of such exercise.



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                 (b)  Warrant.  In case such exercise is in part only, unless this Warrant has expired, a new Warrant or Warrants of like tenor dated the date hereof, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or Other Securities) equal (without giving effect to any adjustment thereof) to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the holder upon such exercise as provided in Section 1.1.

         Section 1.4 Company to Reaffirm Obligations. The Company will, at the time of each exercise of this Warrant, upon the request of the holder hereof, acknowledge in writing its continuing obligation to afford to such holder all rights of the Common Stock (or other Securities) issued upon such exercise to which such holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant; provided, that if the holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such rights to such holder.

         Section 1.5 Vesting of the Warrants. Notwithstanding any provision of this Warrant to the contrary, none of the Warrants shall be exercisable until vested in accordance with this Section 1.5 (any such warrant is hereinafter referred to as a "Vested Warrant"). The Warrants will vest as set forth below:

                 (a) Compressor Leases.   If the Purchaser or its Affiliates
         directly or indirectly provide to the Company contracts or agreements committing to lease from the Company natural gas compressors having an aggregate of 15,000 horsepower on or before the Expiration Date, then all of the Warrants shall be fully vested. If the Purchaser or its Affiliates directly or indirectly provide contracts or agreements for less than 15,000 horsepower, then (i) for contract or set of contracts for the lease of natural gas compressors with an aggregate of 3,750 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date, then one-fourth (25%) of the Warrants shall be vested, (ii) for contract or set of contracts for the lease of natural gas compressors with an aggregate of 7,500 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date, then one-half (50%) of the Warrants shall be vested, and (iii) for contract or set of contracts for the lease of natural gas compressors with an aggregate of 11,250 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date, then three-fourths (75%) of the Warrants shall be vested. All of such leases shall provide for rentals of not less than Market Rates. For the purposes of this
         Section 1.5(a) the following transactions shall be considered as being the equivalent of the Purchaser or its Affiliates providing contracts or agreements for lease of natural gas compressors





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
         from the Company with respect to the vesting of the Warrants pursuant to this Section 1.5, (a) any contracts or agreements for compressor leases originated by the Purchaser or its Affiliates between October 16, 1996 and the Expiration Date (the "Vesting Period"), (b) if the Company acquires a company or entity with compressor leases that was identified by the Purchaser or its Affiliates, then the compressor leases of such acquired company shall be considered as set forth in
         Section 1.5(f) hereof, (c) any sale/lease back transactions provided or originated by the Purchaser or its Affiliates so long as the purchase price for each natural gas compressors involved in such transaction does not exceed the fair market value thereof, the lease rentals payable to the Company are not less than Market Rates and the transactions are approved by a majority of the members of the Board of Directors not affiliated with or designated by the Purchaser, and (d) any compressors provided by the Company to oil and gas properties acquired by the Company and for which Warrants are being vested pursuant to Section 1.5(b) below.

                 (b) Oil and Gas Reserves.   If the Company has entered into
         contract or set of contracts for the lease of natural gas compressors with an aggregate of 7,500 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date, then one hundred percent (100%) of the Warrants shall vest if the Company acquires during the Vesting Period producing oil and gas properties identified by the Purchaser or its Affiliates having a purchase price paid by the Company of at least $4,000,000 in an transaction that is approved by a majority of the members of the Board of Directors of the Company not affiliated with or designated by the Purchaser (an "Approved Transaction"). If the Company acquires producing oil and gas properties having a purchase price of less than $4,000,000 in one or more Approved Transaction(s), then (i) if the Company acquires producing oil and gas properties with an aggregate purchase price of at least $1,000,000 in one or more Approved Transaction(s) and the Company has entered into contract or set of contracts for the lease of natural gas compressors with an aggregate of 2,500 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date, then twenty-five percent (25%) of the Warrants shall vest, (ii) if the Company acquires producing oil and gas properties with an aggregate purchase price of at least $2,000,000 in one or more Approved Transaction(s) and the Company has entered into contract or set of contracts for the lease of natural gas compressors with an aggregate of 4,250 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date, then fifty percent (50%) of the Warrants shall vest, and (iii) if the Company acquires producing oil and gas properties with an aggregate purchase price of at least $3,000,000 in one or more Approved Transaction(s) and the Company has entered into contract or set





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
         of contracts for the lease of natural gas compressors with an aggregate of 6,000 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date, then 75% of the Warrants shall vest. If the Company acquires a company that was identified by the Purchaser or its Affiliates with oil and gas properties, then the amount of the purchase price allocated to the producing oil and gas properties of such acquired company shall be considered as oil and gas properties acquired by the Company in determining the amount of vesting under this Warrant.

                 (c) Combination of Compressor Leases and Acquisitions of Oil
         and Gas Properties.   It is the intent of the Parties that the
         Warrants may be vested through a combination of the methods set forth in Section 1.5(a) and (b) above. If any portion of the Warrants are vested pursuant to Section 1.5(b), then for each set of contract or set of contracts for the lease of natural gas compressors with an aggregate of 3,750 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date with no additional acquisition of oil and gas properties, then an additional one-fourth (25%) of the Warrants shall be vested over and above the levels provided in Section 1.5(b) above. For example if (i) 25% of the Warrants have become vested pursuant to Section 1.5(b)(i) above, and the Company has entered into contract or set of contracts for the lease of natural gas compressors with an aggregate of additional 3,750 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date (i.e. leases for compressors with an aggregate of 6,250 horsepower), then an additional 25% of the Warrants shall vest (i.e. a total of 50% of the Warrants shall then be vested), (ii) 50% of the Warrants have become vested pursuant to Section 1.5(b)(ii) above, and the Company and entered into contract or set of contracts for the lease of natural gas compressors with an additional of 3,750 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date (i.e. leases for an aggregate of 8,000 horsepower), then an additional 25% of the Warrants shall vest (i.e. a total of 75% of the Warrants shall then be vested), and (iii) 75% of the Warrants have become vested pursuant to Section 1.5(b)(iii) above, and the Company and entered into contract or set of contracts for the lease of natural gas compressors with an aggregate of 9,750 horsepower delivered by the Purchaser or its Affiliates on or before the Expiration Date (i.e. leases for additional 3,750 horsepower), then an additional 25% of the Warrants shall vest (i.e. all of the Warrants shall then be vested).

                 (d) Change of Control.   Upon a Change of Control that occurs
         on or before the Expiration Date, all of the unvested Warrants shall become vested.





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
                 (e) Calculation of Leased Compressor Horsepower. For the purposes of the vesting provisions of this Section 1.5 as such provisions relate to contracts providing for the lease of natural gas compressors, only those leases in effect, and the horsepower of the natural gas compressors that are then subject thereto, on the date on which any vesting of the Warrants is to be determined shall be taken in to account in determining whether any of the Warrants should vest on that date. Once vested, the termination of any leases, or the modification of any lease to cover compressors with less horsepower, shall not adversely affect the vested condition of the Warrants. For example, if the Purchaser or its Affiliates has provided contracts for the lease of natural gas compressors with 7,500 horsepower all of which are in effect on a certain date, then one- half of the Warrants will be vested on such date and the subsequent termination of any of the leases for such compressors shall not affect the vested status of the Warrants.

                 (f) Acquisition of Compressor Leasing Companies. In the event that the Company acquires another company identified by the Purchaser or its Affiliates which is in the business of owning and leasing natural gas compressors to third parties, any compressors being leased by such company to others at the time of such acquisition shall be considered for purposes of this Section 1.5 in the same manner and to the same extent as the acquisition of producing oil and gas properties identified by the Purchaser or its Affiliates as set forth in Section 1.5(b) above, with leases of acquired companies with an aggregate horsepower of 1,875 being considered the equivalent of acquired producing oil and gas properties with a purchase price of $1,000,000. In other words, twenty-five percent (25%) of the Warrants shall vest at any time that the Company has acquired a company or companies which have compressor leases in effect covering an aggregate of at least 1,875 horsepower and the Company has in effect a contract or set of contracts for the lease of natural gas compressors in accordance with
         Section 1.5(a) with an aggregate of at least 2,500 horsepower, fifty percent (50%) of the Warrants shall vest at any time that the Company has acquired a company or companies which have compressor leases in effect covering an aggregate of at least 3,750 horsepower and the Company has in effect a contract or set of contracts for the lease of natural gas compressors in accordance with Section 1.5(a) with an aggregate of at least 4,250 horsepower; seventy-five percent (75%) of the Warrants shall vest if at any time that the Company has acquired a company or companies which have compressors leasing in effect covering an aggregate of at least 5,625 horsepower and the Company has in effect a contract or set of contracts for the lease of natural gas compressors in accordance with Section 1.5(a) with an aggregate of at least 6,000 horsepower. The Warrants will be one hundred percent (100%) vested at any time that the Company has acquired a company or companies which have





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
         compressor leases in effect covering an aggregate of at least 7,500 horsepower and the Company has in effect a contract or set of contracts for the lease of natural gas compressors in accordance with
         Section 1.5(a) with an aggregate of at least 7,500 horsepower.

                 (g) Combining Producing Oil and Gas Properties and Compressor Leases Effected Through Acquisitions of Companies. If the Company has acquired producing oil and gas properties identified by the Purchaser or its Affiliates and has acquired companies identified by the Purchaser or its Affiliates which are in the business of owning and leasing natural gas compressors to third parties, both types of acquisitions shall be considered in determining the vesting of the Warrants, with each $1,000,000 of purchase price of such producing oil and gas properties being considered to be the equivalent of compressor leases of such acquired companies with an aggregate horsepower of 1,875 and vice versa. Notwithstanding anything in the foregoing to the contrary, in no event shall any Warrants vest unless the compressor leases provided by the Purchaser or its Affiliates pursuant to Section 1.5(a) above cover compressors which have an aggregate of at least 2,500 horsepower; in no event shall the percentage of Warrants that vests exceed twenty-five percent (25%) unless the compressor leases provided by the Purchaser or its Affiliates pursuant to Section 1.5(a) above cover compressors which have an aggregate of at least 4,250 horsepower; in no event shall the percentage of Warrants that vests exceed fifty percent (50%) unless the compressor leases provided by the Purchaser or its Affiliates pursuant to Section 1.5(a) above cover compressors which have an aggregate of at least 6,000 horsepower; and in no event shall the percentage of Warrants that vests exceed seventy-five percent (75%) unless the compressor leases provided by the Purchaser or its Affiliates pursuant to Section 1.5(a) above cover compressors which have an aggregate of at least 7,500 horsepower.

                                   ARTICLE II

             ADJUSTMENT OF COMMON STOCK ISSUABLE UPON EXERCISE FOR
                               STOCK SPLITS, ETC.

         In case of any reclassification or change of the outstanding shares of Common Stock (other than a change from par value to no par value or vice versa or a change in par value, or as a result of a subdivision or combination), the holder of this Warrant shall thereafter (but only until the Expiration Date) have the right to purchase the kind and number of shares of stock and/or other securities or property receivable upon such reclassification or change in respect of the number of shares purchasable under this Warrant immediately prior to the time of determination of shareholders of the Company entitled to receive such shares of stock and/or other securities or property, at a purchase price equal to the product of (x) the number of shares issuable under this Warrant immediately prior to such determination, times (y) the Exercise





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
Price, as if such holder had exercised this Warrant immediately prior to such determination. The Company shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of the holder hereof to receive, the shares of stock and/or other securities or property provided for in this Section 2.1.

                                  ARTICLE III

                          CONSOLIDATION, MERGER, ETC.

         Section 3.1 Consolidation, Merger, Sale of Assets, Reorganization, etc.

                 (a) In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all the Company's assets, liquidation, or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing or in which the Common Stock (or Other Securities) ceases to be a publicly traded security either listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or the NASDAQ Small Cap Market or any successor thereto or comparable system (each such transaction being herein called the "Transaction", the date of consummation of the Transaction being herein called the "Consummation Date", the Company (in the case of a transaction in which the Company retains substantially all of its assets and survives as a corporation) or such other corporation or entity (in each other case) being herein called the "Acquiring Company"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that the holder of this Warrant, upon the exercise thereof at any time on or after the Consummation Date, shall be entitled to receive, and this Warrant shall thereafter represent the right to receive, in lieu of the Common Stock (or Other Securities) issuable upon such exercise prior to the Consummation Date, the highest amount of securities or other property to which such holder would actually have been entitled as a shareholder upon the consummation of the Transaction if such holder had exercised this Warrant immediately prior thereto.

                 (b) Notwithstanding the provisions of Section 3.1(a) hereof, if the Common Stock (or Other Securities) is to be converted or changed into, in whole or in part, securities of the Acquiring Company or any affiliate thereof and the issuer of such securities does not meet, or as a result of the transaction with the Company, will not meet the following requirements:

                               (i)         it is or will be a solvent
                 corporation organized under the laws of any state of the United States of America having its common stock listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto or comparable system, and such common stock continues to meet such requirements for such listing or quotation, and

                              (ii) it is or will be required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, then, at the election of the holder of this Warrant pursuant to notice given to the Company on or before the later of (1) the 30th day following the Consummation Date, and (2) the 60th day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of the Common Stock, the holder of this Warrant shall be entitled to receive, within 30 days after such election or the Consummation Date, whichever is later, in full satisfaction of the exercise rights and all other rights afforded to such holder under this Warrant, an amount equal to the fair market value of such exercise rights as determined by an independent investment banker (with an established national reputation as a valuer of equity securities) selected by the Company, such fair market value to be determined with regard to all material relevant factors but without regard to the effects on such value of the Transaction. In the event that the holder of this Warrant elects to receive payment under this Section 3.1(b), the Company shall obtain, and deliver to the holder of this Warrant a copy of the determination of an independent investment banker (selected by the Company and reasonably satisfactory to the holder of this Warrant) necessary for the valuation under this Section 3.1(b) within 30 days after the Consummation Date of the Transaction in question.

         Section 3.2 Assumption of Obligations. Notwithstanding anything contained in this Warrant to the contrary, the Company will not effect any of the transactions described in paragraph 3.1(a) unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of this warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of this Warrant, (a) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant), and (b) the obligation to deliver to such holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Article III, such holder may be entitled to receive.

                                   ARTICLE IV

                                OTHER PROVISIONS

         Section 4.1 No Dilution or Impairment. The Company will not amend its certificate of incorporation or consolidate, merge, reorganized, transfer assets, dissolve, issue or sell securities or take any other voluntary action, solely or primarily to avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant. Without limiting the generality of the foregoing, the Company
(a) will not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable thereof or upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock (or Other Securities) on the exercise of the Warrant from time to time outstanding, and (c) will not take any action which results in any adjustment of the number of shares to be issued upon the exercise of this Warrant if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the exercise of the Warrant would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the Company's certificate of incorporation and available for the purpose of issuance upon such exercise.

         Section 4.2 Notices of Corporate Action. In the event that any of the following occurs,

                 (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a regular periodic dividend payable in cash out of earned surplus in an amount not exceeding the amount of the immediately preceding cash dividend for such period) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                 (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all the assets of the company to any other Person, or

                 (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to each holder of a Warrant a notice specifying (i) the date or expected date as of which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 20 days prior to the date therein specified.

         Section 4.3 Availability of Information. The Company will cooperate with each holder of any Warrant or Restricted Security in supplying such information as may be reasonably requested by such holder to complete and file any information reporting forms presently or hereafter required by the Commission to report such holders beneficial ownership of Common Stock or as a condition to the availability of an exemption from the provisions of the Securities Act for the sale of any Restricted Securities.

         Section 4.4 Reservation of Stock, Etc. The Company will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, the number of shares of Common Stock (or Other Securities) from time to time issuable upon exercise of the Warrant. All shares of Common Stock (or Other Securities) issuable upon exercise of the Warrant shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and non-assessable with no liability on the part of the holders thereof.

                                   ARTICLE V

                            RESTRICTIONS ON TRANSFER

         Section 5.1 Restrictive Legends. Except as otherwise permitted by this Article V, each Warrant (including each Warrant issued upon the transfer of any Warrant) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                 "THE ISSUANCE OF THIS WARRANT AND THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF THE 1933, AS AMENDED, THE TEXAS SECURITIES ACT OR THE OKLAHOMA SECURITIES ACT. NEITHER THE RECORD OR THE BENEFICIAL OWNERSHIP OF SAID WARRANT OR SAID SHARES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SECURITIES UNDER SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES OR A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACTS OR RULES CONFIRMED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT UNDER SUCH ACTS OR RULES AND SUCH SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS."

Except as otherwise permitted by this Article V, each certificate for Common Stock (or Other Securities) issued upon the exercise of any Warrant, and each certificate issued upon the transfer of any such Common Stock (or Other Securities), shall be stamped or otherwise imprinted with a legend in substantially the following form:

                 "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE TEXAS SECURITIES ACT OR THE OKLAHOMA SECURITIES ACT. NEITHER THE RECORD NOR THE BENEFICIAL OWNERSHIP OF SAID SHARES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SHARES UNDER SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS ARE AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER AND SAID SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS."

         Section 5.2 Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof, will give written notice to the Company of such holders intention to effect such transfer and to comply in all other respects with this Section 5.2. Each such notice (a) shall describe the manner and circumstances of the proposed transfer and (b) shall include an opinion of legal counsel addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that such transfer does not violate the Securities Act of 1933 and applicable state securities laws.

         Section 5.3 Termination of Restrictions. The restrictions imposed by this Article V upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities when such securities shall have been sold pursuant to an effective registration statement under the Securities Act or otherwise become freely transferable by the holder thereof. Whenever such restrictions shall cease and terminate as to any Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new certificates representing the securities not bearing the applicable legends required by Section 5.1.

                                   ARTICLE VI

                OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS

         Section 6.1 Ownership of Warrants. The Company may treat the person in whose name any Warrant is registered on the register kept at the office of the Company maintained pursuant to subdivision (a) of Section 6.2 as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when any Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Warrant for all purposes, notwithstanding any notice to the contrary. Subject to Article V, a Warrant, if properly assigned, may be exercised by a new holder without a new Warrant first having been issued.

         Section 6.2  Office, Transfer and Exchange of Warrants.

                 (a) Office. The Company will maintain an office in where notices, presentations and demands in respect of this Warrant may be made upon it. Such office shall be maintained at until such time as the Company shall notify each holder of the Warrant of any change of location of such office.

                 (b) New Warrant. Upon the surrender of any Warrant, properly endorsed, for registration of transfer or for exchange at the office of the Company maintained pursuant to subdivision (a) of this Section 6.2, the Company at such holder's expense will (subject to compliance with Article V, if applicable) execute and deliver to or upon the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or Other Securities) called for on the face or faces of the Warrant or Warrants so surrendered.

         Section 6.3 Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant held by a Person other than Purchaser or any institutional investor, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the office of the Company maintained pursuant to subdivision (a) of Section 6.2 the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

                                  ARTICLE VII

                                  DEFINITIONS

         As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

         Business Day: Any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the States of Oklahoma, Texas or New York are authorized by law to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

         Change of Control: A "Change in Control" shall be deemed to take place on the occurrence of any of the following events:

                  (1) as a result of a proxy solicitation by any party other than the Company or any other such event, the Continuing Directors no longer constitute at least a majority of the total number of directors of the Company;

                  (2) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended), together with its Affiliates, become the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the Company's then outstanding Common Stock or fifty percent (50%) or more the total voting power of the Company's then outstanding securities entitled generally to vote for the election of the Company's directors;

                  (3) the approval by the Company's shareholders of the merger or consolidation of the Company with any other corporation or business organization, the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, (i) the Continuing Directors in office immediately prior to such merger or consolidation will constitute at least a majority of the directors of the surviving corporation or business organization of such merger or consolidation or any parent (as such term is defined in Rule

         12b-2 under the Securities Exchange Act of 1934, as amended) of such corporation or business organization, or (ii) a majority of the disinterested members of the Board of Directors of the Company as it exists immediately prior to such event approve such transaction (for the purposes hereof, the term "disinterested" members of the Board of Directors are those members who are not designated by or affiliated with the Purchaser or any of its assignees or affiliates); or

                 (4) a majority of the "disinterested" members of the Board of Directors in office immediately prior to any other action proposed to be taken by the Company's shareholders or by the Company's Board of Directors determine that such proposed action, if taken, would constitute a change of control of the Company and such action is taken.

         Commission: The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         Common Stock: As defined in the introduction to this Warrant, such term to include (i) any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and (ii) all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

         Company: As defined in the introduction to this Warrant, such term to include any corporation which shall succeed to or assume the obligations of the Company hereunder.

         Continuing Director:   In determining whether there has been a Change
of Control, any individual who is a member of the Company's Board of Directors on the date immediately preceding the event or series of events that resulted in the purported Change of Control.

         Convertible Securities: Any evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

         Exchange Act: The Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         Exercise Price:  $0.91 per share.

         Expiration Date:  December 19, 2000.

         Market Price: On any date specified herein, the amount per share of the Common Stock, equal to (a) the last sale price of such Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted to trading, or (b) if such Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Common Stock on such date, or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the NASD automated quotation system, or (d) if such Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within 20 days of the date as of which the determination is to be made.

         Market Rates: Either (i) a rate that has been approved by the members of the Board of Directors not Affiliated with or designated by the Purchaser or
(ii) a rate equal to or greater than the rate (a) that the Company is charging unrelated third parties for the lease of comparable natural gas compressors in the same region, or (b) being charged by the competitors of the Company according to such competitors' rate books or sheets for the lease of comparable equipment on comparable terms in the same region.

         NASD:  The National Association of Securities Dealers, Inc.

         Options: Rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

         Other Securities: Any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received upon the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or other securities pursuant to Article III or otherwise.

         Person: Any corporation, association, partnership, joint venture, limited liability company, trust, estate, organization, business, individual, government or political subdivision thereof or governmental agency.

         Purchaser:  HACL, Ltd., a Texas limited partnership.

         Restricted Securities: All of the following: (a) any Warrants bearing the applicable legend or legends referred to in Section 5.1, (b) any shares of Common Stock (or Other Securities) which have been issued upon the exercise of Warrants and which are evidenced by a certificate or certificates bearing the applicable legend or legends referred to in such section and (c) unless the context otherwise requires, any shares of Common Stock (or Other Securities) which are at the time issuable upon the exercise of Warrants and which, when so issued, will be evidenced by a certificate or certificates bearing the applicable legend or legends referred to in such section.

         Securities Act: The Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         Stock Purchase Agreement: That certain Stock Purchase Agreement dated as of October 16, 1996, by both the Company and the Purchaser.

         Subsidiary: With respect to any Person, any corporation with respect to which more than 50% of the outstanding shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned, directly or indirectly, by such Person or by one or more subsidiaries of such Person.

         Transfer: Any sale, assignment, pledge or other disposition of any security, or of any interest therein, which could constitute a "sale" as that term is defined in section 2(3) of the Securities Act.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.1 Remedies. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

         Section 8.2 No Rights or Liabilities as Stockholder. The holder of this Warrant and all subsequent holders thereof hereby agree that except to the extent set forth herein or in the Stock Purchase Agreement, no provision of this Warrant shall be construed as conferring upon the holder hereof any rights as a stockholder of the Company or as imposing any obligation on such holder to purchase any securities or as imposing any liabilities on such holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

         Section 8.3 Notices. All notices and other communications under this Warrant shall be in writing and shall be mailed by registered or certified mail, return receipt requested, addressed (a) if to any holder of any Warrant, to the registered address of such holder as set forth in the register kept at the principal office of the Company, or (b) if the Company, to the attention of its President at its office maintained pursuant to subdivision (a) of Section 6.2, provided that the exercise of any Warrant shall be effective in the manner provided in Article I.

         Section 8.4  Miscellaneous.

                 (a) This Warrant may be amended, waived, discharged or terminated, only if the Company shall have obtained the written consent to such amendment, waiver, discharge or termination of the holder or holders of Warrants entitling such holders to purchase 51% or more by number of shares of the total number of shares of Common Stock issuable under all Warrants at the time outstanding.

                 (b) This warrant shall be construed and enforced in accordance with the laws of the State of Texas.


                 (c) The section headings in this Warrant are for purposes of convenience only and shall not constitute a part hereof.


                                        EQUITY COMPRESSION SERVICES CORPORATION



                                        By:
                                             --------------------------
                                        Name:
                                             --------------------------
                                        Title:
                                              -------------------------

                              FORM OF SUBSCRIPTION

To:  Hawkins Energy Corporation

         The undersigned registered holder of the within Warrant hereby
irrevocably exercises such Warrant for, and purchases        * shares of Common
Stock of Equity Compression Services Corporation (formerly known as Hawkins
Energy Corporation) and herewith makes payment of $                therefor,
and requests that the certificates for such shares be issued in the name of,
and delivered to                             , whose address is
                                        .

         The undersigned further represents and warrants that it is acquiring the shares of Common Stock for investment purposes only and not with a view to the distribution thereof. The undersigned acknowledges that the issuance of the shares of Common Stock has not been registered under the Securities Act of 1933, as amended, or any applicable state securities acts and such shares may not be resold or otherwise transferred except pursuant to a registration statement declared effective under such acts unless in the opinion of counsel satisfactory to the Company exemptions from the registration requirements of said acts are available with respect to such sale or transfer and said sale or transfer is made pursuant to and in strict compliance with the terms and conditions of said exemptions.

Dated: (Signature must conform in all respects to name of holder as specified on the face or
                                        Warrant)

                                        (Street Address)



                                        (City)    (State) (Zip Code)




                          *Insert the number of shares called for on the face
                 of this Warrant (or, in the case of a partial exercise, the portion thereof as to which this Warrant is being exercised), in either case without making any adjustment for Additional Shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of this Warrant, may be delivered upon exercise. In the case of a partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of the Warrant, to the holder surrendering the Warrant.

                               FORM OF ASSIGNMENT

                 [To be executed only upon transfer of Warrant]

         For value received, the undersigned registered holder of the within
Warrant hereby sells, assigns and transfers unto                       the
right represented by such Warrant to purchase shares of Common Stock of to which such Warrant relates, and appoints Attorney to make such transfer on the books of maintained for such purpose, with full power of substitution in the premises.


Dated: (Signature must conform in all respects to name of holder as specified on the face or
                                        Warrant)



                                        ------------------------------
                                        (Street Address)



                                        -------------------------------
                                        (City)    (State) (Zip Code)

Signed in the presence of:


------------------------